FCPT Announces Fourth Quarter 2025 Financial and Operating Results

MILL VALLEY, CA – February 11, 2026 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and twelve months ended December 31, 2025.

Management Comments

“FCPT delivered another strong year in 2025, achieved by raising capital efficiently and by deploying that capital into a series of high value new investments. We invested a near record $318 million across 105 properties located in strong retail corridors and leased to a set of nationally branded operators. We achieved these results while never wavering from our commitment to using an insights driven scoring system and to maintaining a steadfast set of pricing objectives,” said CEO Bill Lenehan. “We funded acquisitions primarily through equity issued at accretive pricing which lowers our leverage profile and provides us with an over-equitized capital position and significant leverage capacity entering 2026. We believe that we are in a very strong position to continue progress toward our growth objectives.”

Rent Collection Update

As of December 31, 2025, the Company has received rent payments representing 99.5% of its portfolio contractual base rent for the quarter ending December 31, 2025, 99.8% for the year ending December 31, 2025.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

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Rental revenue for the fourth quarter increased 11.6% over the prior year to $67.8 million. Rental revenue consisted of $67.5 million in cash rents and $0.3 of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $29.4 million for the fourth quarter, or $0.28 per diluted share. These results compare to net income attributable to common shareholders of $26.2 million for the same quarter in the prior year, or $0.27 per diluted share.

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Net income attributable to common shareholders was $112.4 million for the twelve months ended December 31, 2025, or $1.09 per diluted share. These results compare to net income attributed to common shareholders of $100.5 million for the same twelve-month period in 2024, or $1.07 per diluted share.

Adjusted Funds from Operations (AFFO)

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AFFO per diluted share for the fourth quarter was $0.45, representing a $0.01 per share increase compared to the same quarter in 2024.

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AFFO per diluted share for the year ended December 31, 2025 was $1.78, representing a $0.05 per share increase compared to the same twelve-month period in 2024.

Funds from Operations (FFO)

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NAREIT-defined FFO per diluted share for the fourth quarter was $0.43, a $0.02 per share increase compared to the same quarter in 2024.

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NAREIT-defined FFO per diluted share for the year ended December 31, 2025 was $1.68, representing a $0.03 per share increase compared to the same twelve-month period in 2024.

General and Administrative (G&A) Expense

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G&A expense for the fourth quarter was $6.2 million, which included $1.9 million of stock-based compensation. These results compare to G&A expense in the fourth quarter of 2024 of $5.7 million, including $1.8 million of stock-based compensation.

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Cash G&A expense (after excluding stock-based compensation) for the fourth quarter was $4.4 million, representing 6.5% of cash rental income for the quarter, compared to $3.9 million of cash G&A in the fourth quarter of 2024 representing 6.5% of cash rental income.

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Cash G&A expense in 2025 was $18.0 million, representing 6.9% of cash rental income for the year, compared to $16.8 million of cash G&A in 2024 representing 7.1% of cash rental income.

Dividends

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FCPT declared a dividend of $0.3665 per common share for the fourth quarter of 2025, an increase of 3.2% over the prior quarter.

Real Estate Portfolio

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As of December 31, 2025, the Company’s rental portfolio consisted of 1,303 properties located in 48 states. The properties are 99.6% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 6.9 years.

Acquisitions

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During the fourth quarter, FCPT acquired 30 properties for a combined purchase price of $95.0 million at an initial weighted average cash yield of 7.0%, on rents in place as of December 31, 2025 and a weighted average remaining lease term of 9.8 years. The properties were 48% medical retail, 22% auto service, 15% casual dining restaurants, 9% other retail, and 6% quick service restaurants by purchase price.

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During 2025, FCPT acquired 105 properties for a combined purchase price of $317.9 million at an initial weighted average cash yield of 6.8% and a weighted average remaining lease term of 12.2 years as of December 31, 2025. The properties were 37% auto service, 24% medical retail, 22% quick service restaurants, 14% casual dining restaurants, and 3% other retail by purchase price.

Dispositions

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During the fourth quarter and twelve months ended December 31, 2025, FCPT did not sell any properties.

Liquidity and Capital Markets

Liquidity

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On December 31, 2025, FCPT had approximately $402 million of available liquidity including $12 million of cash and cash equivalents, anticipated net proceeds of approximately $40 million under existing forward sale agreements and $350 million of capacity under the revolving credit facility.

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On February 11, 2026, FCPT had approximately $367 million of available liquidity including approximately $17 million of cash and cash equivalents, no outstanding forward sale agreements and $350 million of capacity under the revolving credit facility.

Capital Raising

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During the fourth quarter, the Company did not sell shares of Common Stock via the at-the-market (ATM) program.

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In 2025, FCPT sold 6,108,008 shares of Common Stock via the ATM at an average gross price of $28.27 per share for anticipated gross proceeds of $172.7 million. As of February 11, 2026, no shares remain to be settled under existing forward sale agreements.

Credit Facility and Unsecured Notes

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On December 31, 2025, FCPT had $1,215 million of outstanding debt, consisting of $590 million of term loans, $625 million of unsecured fixed rate notes and no outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, was 5.1x at quarter-end, or 4.9x inclusive of outstanding equity under forward sales agreements as of December 31, 2025.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, February 12 at 12:00 p.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 646 844 6383 (international), Call Access Code: 751891

Live webcast: https://events.q4inc.com/attendee/529803407

In order to pre-register for the call, investors can visit: NetRoadshow

Replay: Available through May 11, 2026 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 769850

About FCPT

FCPT is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Fourth Quarter 2025 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Unaudited)
Revenues:
Rental revenue	$67,844	$60,734	$262,648	$237,134
Restaurant revenue	7,821	7,602	31,484	30,939
Total revenues	75,665	68,336	294,132	268,073
Operating expenses:
General and administrative	6,248	5,725	26,843	23,789
Depreciation and amortization	16,324	14,096	60,424	54,514
Property expenses	3,230	3,044	13,559	11,575
Restaurant expenses	7,296	7,099	29,442	29,024
Total operating expenses	33,098	29,964	130,268	118,902

Interest expense	(13,106)	(12,302)	(51,873)	(49,231)
Other income, net	107	242	800	963
Income tax expense	(98)	(105)	(303)	(308)
Net income	29,470	26,207	112,488	100,595

Net income attributable to noncontrolling interest	(31)	(31)	(124)	(122)
Net Income Attributable to Common Shareholders	$29,439	$26,176	$112,364	$100,473

Basic net income per share	$0.28	$0.27	$1.09	$1.07
Diluted net income per share	$0.28	$0.27	$1.09	$1.07
Regular dividends declared per share	$0.3665	$0.3550	$1.4315	$1.3900

Weighted-average shares outstanding:
Basic	106,270,287	96,614,382	102,691,563	93,643,129
Diluted	106,537,791	97,168,769	102,948,617	94,064,498

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2025	December 31, 2024

ASSETS
Real estate investments:
Land	$1,499,059	$1,360,772
Buildings, equipment and improvements	1,998,573	1,837,872
Total real estate investments	3,497,632	3,198,644
Less: Accumulated depreciation	(816,992)	(775,505)
Total real estate investments, net	2,680,640	2,423,139
Intangible lease assets, net	129,371	123,613
Total real estate investments and intangible lease assets, net	2,810,011	2,546,752
Cash and cash equivalents	12,144	4,081
Straight-line rent adjustment	71,765	68,562
Derivative assets	9,385	20,733
Deferred tax assets	1,679	1,448
Other assets	15,742	11,450
Total Assets	$2,920,726	$2,653,026

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($590,000 and $520,000 of principal, respectively)	$581,880	$516,250
Senior unsecured notes	622,291	621,639
Dividends payable	39,567	35,358
Rent received in advance	17,939	6,738
Derivative liabilities	5,055	473
Other liabilities	24,155	21,778
Total liabilities	1,290,887	1,202,236

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 108,188,605 and 99,825,119 shares issued and outstanding, respectively	11	10
Additional paid-in capital	1,713,606	1,482,698
Accumulated other comprehensive income	7,665	23,633
Noncontrolling interest	2,112	2,178
Accumulated deficit	(93,555)	(57,729)
Total equity	1,629,839	1,450,790
Total Liabilities and Equity	$2,920,726	$2,653,026

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Funds from operations (FFO):
Net income	$29,470	$26,207	$112,488	$100,595
Depreciation and amortization	15,421	14,060	59,383	54,372
Provision for impairment	827	—	827	—
FFO (as defined by NAREIT)	$45,718	$40,267	$172,698	$154,967
Straight-line rental revenue	(784)	(467)	(3,203)	(3,810)
Deferred income tax benefit (1)	(62)	(47)	(231)	(200)
Stock-based compensation	1,885	1,801	8,854	6,987
Non-cash amortization of deferred financing costs	799	653	3,158	2,597
Non-real estate investment depreciation	76	36	214	142
Other non-cash revenue adjustments	481	509	1,923	2,072
Adjusted Funds from Operations (AFFO)	$48,113	$42,752	$183,413	$162,755

Weighted average fully diluted shares outstanding (2)	106,652,350	97,283,328	103,063,176	94,179,057

FFO per diluted share	$0.43	$0.41	$1.68	$1.65

AFFO per diluted share	$0.45	$0.44	$1.78	$1.73

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest